Exhibit 10.1

SETTLEMENT AGREEMENT

THIS AGREEMENT is made on 29 March 2012

BETWEEN:

WEST AFRICAN GAS PIPELINE COMPANY LIMITED (hereinafter “WAPCo”), a private company incorporated under the laws of Bermuda whose principal offices are located at Codemm House, 1st Dzorwulu Crescent, Accra, Ghana;

WILLBROS GLOBAL HOLDINGS, INC. (hereinafter “WGHI”), a company incorporated under the laws of Panama (formerly known as Willbros Group, Inc.) whose principal office is located at Plaza 2000, 14th Floor, Calle 50, Apartado 0816-01098, Panama City, Panama; and

WILLBROS GROUP, INC. (hereinafter “WGI”), a company incorporated under the laws of Delaware whose principal office is located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027 USA,

individually, “Party” and collectively “the Parties”

(“the Agreement”).

WHEREAS

A.	Willbros West Africa, Inc. (hereinafter “WWAI”) was a subsidiary of WGHI until February 2007, at which time it was sold to Ascot Offshore Nigeria Limited.

B.	WAPCo and WGHI are in dispute in respect of WAPCo’s claims pursuant to a parent company guarantee dated 5 December 2006 given by WGHI to WAPCo (hereinafter “Parent Company Guarantee”) relating to the performance of WWAI under its contract with WAPCo dated 22 December 2004 (Contract no 79110-031) (as amended by a Settlement Agreement dated 5 December 2006 and an Amendment Agreement dated 26 September 2007) for the engineering, procurement and construction of certain onshore elements and facilities for the West African Gas Pipeline (“the Dispute”).

C.	Proceedings were commenced by WAPCo against WGHI on 30 July 2010 by way of High Court Action No. HT-10-283 (“the Action”) and WGHI filed a 28 USC 1782 application seeking discovery from Chevron Global Technology Services Company in Willbros Global Holdings, Inc. vs. Chevron Global Technology Services Company, No.H-11-382 in the U.S.D.C, Southern District of Texas, Houston Division (“the US Action”).

D.	Following a mediation between the Parties on 15 September 2011 which reconvened on 15 and 16 December 2011 and again on 3 March 2012 pursuant to Mediation Agreements dated 15 September 2011 and 3 March 2012, the Parties hereby agree to compromise the Dispute upon the terms set out herein.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement, except where the context otherwise requires:

1.1.1	Any reference to this Agreement includes the Appendices to it which form part of this Agreement for all purposes;

1.1.2	A reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

1.1.3	A reference to a clause or sub-clause or Appendix shall be to a clause, sub-clause or Appendix (as the case may be) of or to this Agreement;

1.1.4	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	Definitions

2.1	In this Agreement, the following terms shall have the following meanings:

2.2	“Affiliates” shall be understood as meaning any companies which are associated with a Party because of common ownership, subsidiary or parent undertakings of a Party and shareholder companies of a Party (together with subsidiary or parent undertakings of such shareholder companies and any companies associated with such shareholder companies).

2.3	“Average Cash Balance” means the four-quarter average of the amount of cash and cash equivalents (inclusive of short term investments) set forth in WGI’s balance sheets as filed with the United States Securities and Exchange Commission (“SEC”) for the four quarters preceding the relevant date.

2.4	“Business Day” means a day other than a Saturday or Sunday or public holiday in the relevant location.

2.5	“Event of Default”

The occurrence of any of the following events shall constitute an “Event of Default”:

2.5.1	Non-payment:

If within 30 days of service of a Failed Payment Notice, as defined in clause 3.4, WGHI or WGI shall fail to pay or cause to be paid the amount of the Failed Payment together with accrued interest.

2.5.2	Insolvency:

If WGI or any of its Affiliates, files or consents by answer or otherwise to the filing against it of a petition for relief in bankruptcy, examinership or reorganisation or arrangement or any other petition in bankruptcy, or to take advantage of any bankruptcy, insolvency, reorganisation, moratorium or other similar law of any jurisdiction or consents to the appointment of or there is appointed a custodian, liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other officer with similar powers with respect to it or any of its assets, is adjudicated as insolvent or to be liquidated by reason of actual financial difficulties.

2.5.3	Provided the Tomlin Order referenced in clause 3.9 has been filed and the Action has been stayed, if WGHI fails to execute and deliver the Letter of Release pursuant to clause 3.8 or fails to instruct its US lawyers to close the US Action and to confirm that, pursuant to clause 3.9, the subpoena issued pursuant thereto, dated 11 October 2011, is fully withdrawn and that the respondent has no further obligations thereunder, and the failure is ongoing 7 days after service of written notice by WAPCo identifying such failure by WGHI.

2.6	“Revolving Credit Facility” shall have the meaning set forth in the Credit Agreement dated 30 June 2010 between Willbros United States Holdings, Inc. and various other parties (a copy of which is attached at Appendix 3 hereto).

2.7	“Total Leverage Ratio” shall have the meaning set forth in the Credit Agreement dated 30 June 2010 between Willbros United States Holdings, Inc. and various other parties (a copy of which is attached at Appendix 3 hereto).

2.8	“Working Hours” means 9.30 a.m. to 4.00 p.m. in the relevant location on a Business Day.

3.	Settlement, Payment Details, and Release

3.1	This Agreement is in full and final settlement and release of all claims and causes of action of whatever nature between the Parties and their Affiliates, whether or not such claim or cause of action has yet been made or has arisen, in so far as such claim or cause of action arises out of or relates to or is connected with any of the facts and allegations the subject matter of the Dispute, including for the avoidance of doubt the claims and causes of action in the Action and the US Action including claims for interest and for costs.

3.2	WGHI as primary obligor, and WGI as joint and several obligor with WGHI, will pay or cause to be paid to WAPCo, in cleared funds and without deduction or set off the sum of USD 55,500,000 (fifty five million, five hundred thousand) inclusive of any claim for costs (for the avoidance of doubt any costs orders made in the Action but not enforced as at the date of this Agreement will not be enforced) together with interest thereon (calculated in accordance with clause 3.4 below) (“the Settlement Sum”) to be paid (subject to clause 3.5 below) in instalments in accordance with the following payment schedule:

3.2.1	During 2012:

(a)	USD 4,000,000 on 31 March

(b)	USD 4,000,000 on 30 June

(c)	USD 4,000,000 on 30 September

(d)	USD 2,000,000 on 31 December

3.2.2	During 2013:

(a)	USD 2,500,000 on 30 June

(b)	USD 2,500,000 on 31 December

3.2.3	During 2014:

(a)	USD 3,750,000 on 30 June

(b)	USD 3,750,000 on 31 December

3.2.4	During 2015:

(a)	USD 4,000,000 on 30 June

(b)	USD 4,000,000 on 31 December

3.2.5	During 2016:

(a)	USD 5,000,000 on 30 June

(b)	USD 5,000,000 on 31 December

3.2.6	During 2017:

(a)	USD 5,500,000 on 30 June

(b)	USD 5,500,000 on 31 December

3.3	The instalment payments shall be made by telegraphic transfer by 4:00 p.m. (Greenwich Mean Time) to:

Bank Name	Standard Chartered Bank

Bank Address	1 Aldermanbury Square, London EC2V 7SB

Sort Code	[omitted]

SWIFT Code	[omitted]

Beneficiary Acct Number	[omitted]

Beneficiary Address	West African Gas Pipeline Company 1st Dzorwulu Crescent Airport West Accra Ghana

Account Name	West African Gas Pipeline Company Limited

In the event that the instalment date noted in clause 3.2 above is not a Business Day or is a day when banks are otherwise closed for business then the payment will be made on the first banking day thereafter.

3.4	If, for any reason, WGHI or WGI fails to pay or cause to be paid the full amount of any instalment by the payment dates specified in clauses 3.2, 3.3, and 3.5 (a “Failed Payment”), WAPCo shall serve written notice on WGI that there has been a Failed Payment as soon as reasonably practicable after it becomes aware that a Failed Payment has occurred (a “Failed Payment Notice”). Unless WGHI or WGI pays or causes to be paid that Failed Payment within 7 days of service of the relevant Failed Payment Notice, the Failed Payment shall bear interest at the rate of 15% per annum calculated on a day-to-day basis from the date the Failed Payment became due and payable to the date of actual payment of the Failed Payment.

3.5	The instalment schedule set forth above is subject to acceleration in any of the following circumstances:

3.5.1	CASH BALANCE TRIGGERS

(a)	WGI will calculate its Average Cash Balance and will send notice of the amount calculated to WAPCo within 14 days after the date WGI’s 10Q is filed for the third quarter of the relevant year.

(b)	If as of 30 September 2014, WGI has an Average Cash Balance in excess of USD 100 million but less than USD 125 million, a payment equal to one-third of the excess over the USD 100 million Average Cash Balance (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10Q is filed for the third quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

(c)

If as of 30 September 2014, WGI has an Average Cash Balance in excess of USD 125 million but less than USD 150 million, then, in addition to the payment that becomes due and payable under clause 3.5.1(b) above, a payment equal to one-half of the excess over the USD 125 million Average Cash Balance (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10Q is filed for the third quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

(d)	If as of 30 September 2014, WGI has an Average Cash Balance in excess of USD 150 million, then, in addition to the payments that become due and payable under clauses 3.5.1(b) and 3.5.1(c) above, a payment equal to the excess over USD 150 million Average Cash Balance (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10Q is filed for the third quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

3.5.2	CASH CAPITAL EXPENDITURE TRIGGERS

(a)	If WGI’s cash capital expenditures (including all purchases of property, plant and equipment) for the calendar year 2014 exceed USD 60 million but are less than USD 75 million then WGI will send notice of the amount calculated to WAPCo within 14 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014 and a payment equal to one-fourth of the excess over USD 60 million (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

(b)	If WGI’s cash capital expenditures (including all purchases of property, plant and equipment) for the calendar year 2014 exceed USD 75 million but are less than USD 90 million then WGI will send notice of the amount calculated to WAPCo within 14 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014, then, in addition to the payment that becomes due and payable under clause 3.5.2(a) above a payment equal to one-half of the excess over USD 75 million (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

(c)	If WGI’s cash capital expenditures (including all purchases of property, plant and equipment) for the calendar year 2014 exceed USD 90 million then WGI will send notice of the amount calculated to WAPCo within 14 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014, then, in addition to the payments that become due and payable under clauses 3.5.2(a) and 3.5.2(b) above, a payment equal to the excess over USD 90 million (but in no event to exceed the unpaid balance of the Settlement Sum outstanding as at the relevant date) will become due and payable within 21 days after the date WGI’s 10K is filed for the fourth quarter of the year 2014, and the payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first.

3.5.3	ACQUISITION TRIGGER

In the event that WGI or an Affiliate of WGI makes any acquisition of an operating business (whether through a purchase of stock or assets, and a purchase of an operating business including its assets shall not be considered a cash capital expenditure under clause 3.5.2) for a cash consideration in excess of USD 25 million after 30 June 2014 then WGI will send notice of the acquisition to WAPCo within 14 days of the date of closing the acquisition and payment of the entire amount of the Settlement Sum then outstanding will become due and payable by the later of 31 December 2014 or 30 days from the date of closing the acquisition.

3.5.4	STOCK REPURCHASE TRIGGER

In the event WGI makes a repurchase of any of its outstanding common stock after 30 June 2014 then WGI will send notice of the acquisition to WAPCo within 14 days of the date of closing the acquisition and payment of the entire amount of the Settlement Sum then outstanding will become due and payable by the later of 31 December 2014 or 30 days from the date of closing the acquisition.

3.5.5	LEVERAGE RATIO

If as of 30 September 2014, a Total Leverage Ratio (as defined in clause 2.7) of 2.25 to 1 or less has been achieved then WGI will send notice of the calculation to WAPCo within 14 days of the date WGI’s 10Q is filed for the third quarter of the year 2014 and the entire amount of the Settlement Sum outstanding will become due and payable within 21 days after the date WGI’s 10Q is filed for the third quarter of the year 2014.

3.5.6	ADDITIONAL DEBT

For purposes of this clause, “Excluded Debt” means capital leases, short-term project financings, and borrowings under the Revolving Credit Facility and any replacement revolving credit facility or similar short term working capital facility.

In the event that, at any time after the date of this Agreement, WGI or any Affiliate of WGI (a) refinances debt or (b) takes on additional debt other than Excluded Debt, and the resulting total debt is higher than the amount of total debt as of the date of the relevant refinancing or new debt agreement, then WGI will send notice of the refinancing or the taking on of additional debt to WAPCo within 14 days of the date of the funding of the new debt or the refinancing and an amount equal to one-half of the amount of debt in excess of the amount of total debt as at the date of the refinancing or new debt agreement (but in no event to exceed the amount of the Settlement Sum outstanding at the relevant date) will become due and payable on (i) 31 December 2014, if the date of the funding of the new debt or the refinancing is prior to 1 December 2014; or (ii) within 30 days of the date of the funding of the new debt or the refinancing if such date is after 1 December 2014. The aforementioned payment will be applied to the unpaid balance of the Settlement Sum outstanding as at the relevant date, final instalment first. In the event of any refinancing of WGI’s credit facility in place as at the date of this Agreement, to the extent that the new revolving credit facility or similar short term working capital facility increases the commitment when compared to the credit facility in place as at the date of this Agreement upon refinancing, the additional increase in the commitment will be applied for purposes of determining if additional debt has been incurred by WGI.

3.5.7	To the extent that the total amount of the Settlement Sum is not paid in full as of 31 December 2014, the processes described above in clauses 3.5.1, 3.5.2 and 3.5.5 that are to be performed on a date certain will be repeated for the following years using the same dates as above for each subsequent year.

3.6	On or at any time after the occurrence of an Event of Default which is ongoing WAPCo may, by written notice to WGI (an “Acceleration Notice”), declare that the full balance of the Settlement Sum outstanding together with accrued interest from the date of the Event of Default be immediately due and payable, whereupon such sum will become immediately due and payable and/or take any step to enforce payment of the full balance of the Settlement Sum together with accrued interest outstanding.

3.7	For the avoidance of doubt the Parties agree that as part of this Agreement the Parent Company Guarantee and all other guarantees given by WGHI to WAPCo in relation to Contract no 79110-031 are fully terminated and discharged. Further, WAPCo will provide a letter of release in respect of the Willbros International, Inc. guarantee dated 22 December 2004 in the form set out at Appendix 4 hereto within 10 days of the date of this Agreement.

3.8	WGHI agrees to release the USD 10,000,000 Standard Chartered Bank Deed of Guarantee dated 31 January 2012, which was provided by WAPCo as security for costs in the Action, by executing and delivering the Letter of Release as attached at Appendix 1 of this Agreement within 10 days of the date of this Agreement.

3.9	The Parties have instructed their lawyers to file a Tomlin Order staying the proceedings in the Action within 7 days of this Agreement in substantially the form of the draft order attached at Appendix 2. Further, WGHI will instruct its US lawyers to close the US Action within 7 days of this Agreement, and to confirm in writing to counsel for the respondent in the US Action that the subpoena issued pursuant thereto, dated 11 October, 2011, is fully discharged and that the respondent has no further obligations thereunder.

3.10	This Agreement and its terms and provisions are made and agreed without any admission by the Parties of liability, obligation or fact of any nature or kind whatsoever.

3.11	Notwithstanding clause 3.10, the Settlement Sum is a payment in respect of the Parent Company Guarantee.

4.	Agreement Not to Sue

4.1	Each Party agrees, on behalf of itself and on behalf of its Affiliates, assigns, transferees, representatives, principals, agents, officers or directors, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any action, suit or other proceedings concerning the Dispute, in this jurisdiction or any other against any other party. Nothing in this Agreement shall be construed to prevent a Party on behalf of itself and on behalf of its Affiliates, assigns, transferees, representatives, principals, agents, officers or directors, from defending itself in any lawsuit brought against it or them or from making counterclaims in such event.

4.2	A Party in default of the agreement in clause 4.1 above will fully indemnify the other Parties to the Agreement against all losses, liability (including without limitation liability in damages, liability to make a contribution, liability to indemnify and liability to pay any sum or incur any expense), costs and expenses of whatever nature sustained by them by reason of such default.

4.3	For the avoidance of doubt, the provisions of this clause 4 shall not affect the Parties’ rights to enforce the terms of this Agreement.

5.	Third Party Rights

5.1	This Agreement does not create or confer any rights under the Contracts (Rights of Third Parties) Act 1999 enforceable by any person who is not a Party to this Agreement other than a permitted assignee or successor of a Party, Affiliate of a Party or assignee or successor of an Affiliate of a Party.

6.	Variation

6.1	Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

7.	Non-Repetition of Claims

7.1	Each Party withdraws all allegations and claims made by it in the Dispute or otherwise in any way related to the subject matter thereof against the other Party and undertakes not to repeat, or authorise the publication or repetition, of the same or any similar allegations or claims.

8.	Confidentiality

8.1	Each Party undertakes to the other that (unless the prior written consent of the other Parties shall first have been obtained) it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential the negotiations which led to this Agreement (the “Confidential Information”), save that they may be disclosed:

8.1.1	by a Party to its respective professional advisers, bankers or auditors (who are bound to such Party by a duty of confidence which applies to any information disclosed), to the extent necessary to enable them to perform their functions properly, provided that each Party shall remain responsible for any further disclosure of such information by such professional advisers or auditors;

8.1.2	by a Party to its officers, employees, agents or insurers, in each case to the extent required to enable such Party to carry out its obligations under this Agreement, or when necessary to enable or facilitate the enforcement of this Agreement, who shall in each case be made aware by such Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as contained in this clause; and

8.1.3	by a Party to the extent required by compulsion of applicable law or by the regulations of any regulatory or supervisory authority to which such Party is subject including the rules of the New York Stock Exchange, the SEC, or pursuant to any order of court or other competent authority or tribunal.

8.2	The provisions of this clause 8 shall not apply to any Confidential Information which at the time of its disclosure is already generally available to the public other than by reason of a breach of the terms of this Agreement.

8.3	The Parties agree that WGI may make a public announcement in the form set out in Appendix 5 to this Agreement, attach a copy of this Agreement to filings required by the SEC, and respond to investors’ or shareholders’ inquiries as to the terms of this Agreement.

9.	Warranties and Indemnities

9.1	The Parties warrant and represent to each other that they have not sold, transferred, assigned or otherwise disposed of their interests in the Dispute.

9.2	The Parties represent and warrant to each other that they have the capacity, power and authority to enter into and perform this Agreement and that they have authorised each of the individuals named below to sign this Agreement on behalf of the Party set against each name and that this Agreement gives rise to legal, valid and enforceable obligations on each Party.

9.3	The Parties hereby indemnify and hold each other harmless in respect of any breach of the above warranties.

10.	Entire Agreement

10.1	This Agreement represents the entire understanding and constitutes the whole agreement between the Parties and supersedes all previous agreements between the Parties relating to its subject matter.

10.2	Each Party acknowledges and confirms that it has not relied upon or been induced to enter into this Agreement by a representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement.

10.3	No Party will be liable to any other Party (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way whether by way of a claim for contribution or otherwise) for a representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement that is not expressly stated in this Agreement. This clause does not affect a Party’s liability in respect of a fraudulent misrepresentation or its own wilful default in this regard.

11.	Mistake

11.1	This Agreement is intended to resolve finally the rights and liabilities of the Parties in connection with the Dispute, the underlying facts relating to the Dispute, any agreement between or act by the Parties and their Affiliates, their assigns, transferees, representatives, principals, agents, officers or directors, or any of them and any other matter arising out of or connected with the relationship between the Parties and no Party shall seek to reopen the Agreement on the grounds that it in the future becomes aware of any mistake in law (including any such mistake arising as a result of a subsequent change of law) or mistake of fact relating to this Agreement or any other agreement referred to in the Agreement or upon which this Agreement was entered into.

12.	Waiver

12.1	No failure or delay on the part of a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.	Counterparts

13.1	This Agreement may be executed in counterparts, each of which is an original and all of which together evidence the same agreement. For the purposes of completion, faxed signatures/electronic signatures by the Parties’ legal advisers shall be binding. Any Party who provides a faxed or electronic, signed counterpart to another Party on completion agrees to provide original, signed counterparts to that other Party within 5 Business Days of completion.

14.	Governing Law and Jurisdiction

14.1	This Agreement and any non-contractual obligation arising out of or in connection with it is governed by and shall be construed in accordance with English law and the Parties hereby submit to the exclusive jurisdiction of the English High Court in relation to any dispute arising under or in connection with this Agreement.

14.2	If a claim, dispute or difference concerning this Agreement and any matter arising therefrom (an “Agreement Dispute”) arises in connection with this Agreement, any Party may serve written notice on the other Parties (an “Agreement Dispute Notice”) proposing that the Parties seek to resolve the Agreement Dispute by negotiation. Within 30 days after service of the Agreement Dispute Notice, one or more representatives of each Party of senior director level shall meet in good faith to attempt to resolve the dispute by agreement.

14.3	If the Parties are unable to resolve the Agreement Dispute within 30 days of the Parties’ meeting (the “Negotiation Deadline”), they agree to appoint and to share equally in the expenses of a mediator, who, if he is available, shall be Mr Stephen Ruttle QC. If Mr Ruttle is not available, the Parties shall appoint, by agreement, a neutral third person to act as a mediator (the “Mediator”) within 7 days of the Negotiation Deadline. Should the Parties be unable to mutually agree the identity of the Mediator, any Party may request CEDR to appoint a Mediator. The mediation will take place within 30 days of the Mediator’s appointment.

14.4	If the Agreement Dispute has not been resolved to the satisfaction of the Parties within 30 days of the mediation or if any Party fails or refuses to participate in or withdraws from participating in the mediation then any Party may refer the Agreement Dispute to the English High Court.

15.	Ethics

15.1	The Parties to this Agreement warrant and agree that they are aware of and agree to comply with all applicable laws, including any and all anti-bribery laws, including but not limited to the Foreign Corrupt Practices Act and the UK Bribery Act 2010. The Parties further warrant and agree that neither they – nor anyone acting on their behalf – will pay, offer to pay or give anything of value to any government official, political party or political candidate, any public international organization official or any other person with the knowledge that the payment, promise or gift, in whole or in part, will be passed on to any of the foregoing in order to influence an official act or decision that will assist the Parties in securing an improper advantage or in obtaining or retaining business or in directing business to any other person or entity. The Parties acknowledge that no employee, officer or other representative of the Parties is authorized to waive their compliance with this requirement.

16.	Costs

16.1	Each Party shall bear its own legal costs in relation to this Agreement.

17.	Succession and Assignment

17.1	This Agreement shall be binding on the Parties, their legal representatives, successors and assignees and the name of a Party appearing herein shall be deemed to include the names of any such successor or assignee.

17.2	WAPCo may not assign the benefit of this Agreement without the prior written consent of WGI and WGHI.

18.	Notices

18.1	Any notice in connection with this Agreement shall be in writing in English and delivered by fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received:

18.1.1	at the time of delivery if delivered by registered post or courier; or

18.1.2	at the time indicated on a transmission receipt if delivered by fax,

provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the following Business Day.

18.2	The Parties agree that, without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules or any other claim form or other originating process or any third or other party notice) may be served in accordance with clause 18.1.

18.3	The addresses and fax numbers of the Parties for the purpose of clause 18.1 are:

WAPCo:

Codemm House 1st Dzorwulu Crescent Accra Ghana

For the attention of: the General Counsel

Fax:	+23 33 0278 0503

WGHI and WGI:

4400 Post Oak Parkway Suite 1000 Houston, Texas 77027 USA

Fax:	1-713-403-8136

19.	Miscellaneous

19.1	If any provision or part of this Agreement is found to be void or unenforceable, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS whereof this Agreement has been entered into on the date first above written.

Signed by Jerritt Coward for and on behalf of Willbros Global Holdings, Inc.	/s/ Jerritt Coward
Jerritt Coward
Director

Signed by Randy Harl for and on behalf of Willbros Group, Inc.	/s/ Randy Harl
Randy Harl
Director

Signed by Charles Adeniji for and on behalf of West African Gas Pipeline Company Limited.	/s/ Charles Adeniji
Charles Adeniji
Director

APPENDIX 1

LETTER OF RELEASE

[ON WILLBROS HEADED PAPER]

Standard Chartered Bank

2nd Floor, 1 Basinghall Avenue

London

EC2V 5DD

United Kingdom

For the attention of Mark Davey-Brown

Director, Transaction Banking

Dear Sirs

Guarantee from Standard Chartered Bank relating to security for costs in the case of West African Gas Pipeline Company Limited v. Willbros Global Holdings, Inc.

We, the beneficiary, refer to the deed of guarantee (Ref: 779-02-0317657-G) between Standard Chartered Bank (the “Guarantor”) and Willbros Global Holdings, Inc. dated 31 January 2012 by the Guarantor (the “Guarantee”).

We hereby unconditionally and irrevocably release the Guarantor from all its obligations, whether past, present or future, arising under the Guarantee. We also hereby release any actual or potential claims or demands which we may have against the Guarantor under or in connection with the Guarantee. As a consequence of such release, we acknowledge that, upon receipt of this duly executed letter, the Guarantor shall cancel the Guarantee.

We enclose and hereby deliver the original Guarantee.

Yours faithfully

Name:

Position:

Date:

For and on behalf of Willbros Global Holdings, Inc.

APPENDIX 2

FORM OF DRAFT TOMLIN ORDER

IN THE HIGH COURT OF JUSTICE	Case No: HT-10-283
QUEEN’S BENCH DIVISION

TECHNOLOGY AND CONSTRUCTION COURT

BEFORE MR JUSTICE RAMSEY

BETWEEN:

WEST AFRICAN GAS PIPELINE COMPANY LIMITED

(A company incorporated under the laws of Bermuda)

Claimant

- and -

WILLBROS GLOBAL HOLDINGS INC

(A company incorporated under the laws of Panama formerly known as

WILLBROS Group Inc)

Defendant

TOMLIN ORDER

UPON reading the letter from the Claimant’s solicitor and the Defendant’s solicitor

AND UPON the parties having agreed terms of settlement

BY CONSENT

IT IS ORDERED that:

1.	All further proceedings in this case shall be stayed upon the terms set out in the Settlement Agreement between the parties dated [] March 2012 except for the purposes of enforcing those terms.

2.	Either party may be permitted to apply to the Court to enforce the terms on which this case has been stayed without the need to bring a new claim.

3.	That there shall be no order as to the costs of this case.

AND IT IS RECORDED that the parties have agreed that any claim for breach of contract arising from an alleged breach of the terms set out in the Settlement Agreement dated [    ] March 2012 may, unless the Court orders otherwise, be dealt with by way of an application to the Court without the need to start a new claim.

Dated this day of	2012

Solicitors for the Claimant	Solicitors for the Defendant

Herbert Smith LLP Exchange House Primrose Street London EC2A 2HS	Pinsent Masons LLP 30 Crown Place London EC2A 4ES

Ref: 2924/10002/30868614	Ref: MRR/AME/LMD

IN THE HIGH COURT OF JUSTICE

QUEEN’S BENCH DIVISION

TECHNOLOGY AND CONSTRUCTION COURT

BETWEEN:

WEST AFRICAN GAS PIPELINE COMPANY LIMITED

(A company incorporated under the laws of Bermuda)

Claimant

and

WILLBROS GLOBAL HOLDINGS INC

(A company incorporated under the laws of

Panama formerly known as

WILLBROS Group Inc)

Defendant

TOMLIN ORDER

Pinsent Masons LLP

30 Crown Place

London

EC2A 4ES

Ref: MRR/LMD

Solicitors for the Defendant

APPENDIX 3

[CREDIT AGREEMENT—separately provided]

APPENDIX 4

LETTER OF RELEASE

[ON WAPCO HEADED PAPER]

Willbros International Inc

[insert address]

Dear Sirs

Guarantee from Willbros International Inc relating to the Contract No 79110-031

We, the beneficiary, refer to the deed of guarantee dated 22 December 2004 granted by Willbros International Inc (the “Guarantor”) in favour of West African Gas Pipeline Company Limited (the “Guarantee”).

We hereby unconditionally and irrevocably release the Guarantor from all its obligations, whether past, present or future, arising under the Guarantee. We also hereby release any actual or potential claims or demands which we may have against the Guarantor under or in connection with the Guarantee. As a consequence of such release, we acknowledge that, upon receipt of this duly executed letter, the Guarantor shall cancel the Guarantee.

We enclose and hereby deliver the original Guarantee.

Yours faithfully

Name:

Position:

Date:

For and on behalf of West African Gas Pipeline Company Limited

APPENDIX 5

FORM OF AGREED ANNOUNCEMENT

1.	PRESS RELEASE

DRAFT 3/23/2012

Willbros Settles Lawsuit with West African Gas Pipeline Company Limited

HOUSTON, TX, MARCH XX, 2012 — Willbros Group, Inc. (NYSE: WG) announced today that its subsidiary, Willbros Global Holdings, Inc. (“WGHI”), has settled the $273 million West African Gas Pipeline Company Limited (“WAPCo”) lawsuit for a total of $55.5 million to be paid in installments. The settlement defers $41.5 million (75 percent) of the payments into future years with the last payment scheduled for December 31, 2017. The payments due in years 2015, 2016, and 2017 (totaling $29 million) may be accelerated and become due as early as the fourth quarter of 2014 if Willbros achieves certain financial metrics. The settlement stops the significant legal spend on the litigation, including an additional anticipated expense of $15 million for trial and likely appeal.

Randy Harl, President and Chief Executive Officer, commented, “We are pleased WGHI has reached an agreement with WAPCo to resolve this dispute. This settlement creates certainty of the outcome and eliminates trial risk which we believe could have continued for years in the appellate courts. We consider this is a fair settlement and we are very pleased to remove the overhang of this litigation.”

2.	10K ANNOUNCEMENT REGARDING THE SETTLEMENT

WILLBROS’ PROPOSED 10K WORDING IS SHOWN BELOW. WILLBROS RESERVES THE RIGHT TO MAKE AMENDMENTS AS REQUIRED TO COMPY WITH LEGAL DISCLOSURE REQUIREMENTS

On March         , 2012, WGHI and WGI entered into a settlement agreement with WAPCo to settle the litigation (the “Settlement Agreement”). The Settlement Agreement provides that WGHI will make payments to WAPCo over a period of six years totaling $55,500 as follows:

During 2012:

    $4,000 on March 31;

    $4,000 on June 30;

    $4,000 on September 30; and

    $2,000 on December 31.

During 2013:

    $2,500 on June 30; and

    $2,500 on December 31.

During 2014:

    $3,750 on June 30; and

    $3,750 on December 31.

During 2015:

    $4,000 on June 30; and

    $4,000 on December 31.

During 2016:

    $5,000 on June 30; and

    $5,000 on December 31.

During 2017:

    $5,500 on June 30; and

    $5,500 on December 31.

The Settlement Agreement also provides that the payments due in the years 2015, 2016 and 2017 may be accelerated and become payable in whole or in part within 21 days after filing of the Company’s third quarter results in 2014 in the event the Company achieves a leverage ratio of debt to EBITDA of 2.25 to 1 or less or certain other metrics (the “Acceleration Metrics”). In the event the Acceleration Metrics applied during 2014 do not result in payment of the entire outstanding sum, the Acceleration Metrics are applied again in each subsequent year and may result in the acceleration of all or some of the remaining payments in each of those years.

WGI and WGHI are jointly and severally liable for payment of the amount due to WAPCo under the Settlement Agreement. WGHI and WGI are subject to a default rate of interest and collection efforts in the London court in the event they fail to meet any of the payments required by the Settlement Agreement. Under the Settlement Agreement, WGHI forgoes any right to pursue Ascot or Berkeley for indemnity under the Indemnity Agreement related to the WAGP contract unless they assert a claim against WGHI.

The Company currently has no employees working in Nigeria and has no intention of returning to Nigeria.